EXHIBIT 99.1

PTS, Inc. Subsidiary Disability Access Corporation Announces $535,000 in New Contracts and Inspection Orders for July 2009

2009-07-21 06:00 ET - News Release

Also News Release (U-DBYC) DISABILITY ACCESS CORP

LAS VEGAS, July 21 /PRNewswire-FirstCall/ -- PTS, Inc. today announced that its subsidiary, Disability Access Corporation, its wholly own subsidiary Disability Access Consultants, Inc. (DAC) has signed a $245,000 contract with Tuolumne Joint Powers Authority to provide inspection services. Additionally, DAC has renewed its contract (not to exceed $120,000) with the Office of the Independent Monitor for Los Angeles Unified School District to provide monitoring services. DAC has also received commitments to inspect over 120 quick service restaurants as a part of its multi-year contract with one of its long-standing clients (estimated revenue for these quick service restaurant inspections will likely exceed $170,000).

"Though the economic downturn did have an effect on number businesses and various public entities, we have noticed a significant increase in request for proposals and demand for services. While the second quarter was lower than anticipated, the third quarter is shaping up to be our busiest ever, and we expect to be completing contract negotiations with a number of new clients over the next few weeks," stated Barbara Thorpe, DAC's President.

Separately, DAC has secured office facilities in the Washington D.C. area. The Washington D.C. office is being opened to further facilitate DAC's business plan.

About Disability Access Corporation (DBYC)

Disability Access Corporation conducts facility inspections, policy reviews and program analyses in addition to a comprehensive continuum of other compliance services. Over 54 million people in the US have a disability, a number equal to 20% of the population. The Americans with Disabilities Act of 1990 requires all organizational entities, public or private, with more than 15 employees, to provide equal access for individuals with disabilities. It is estimated that there are more than seven million sites at risk across the United States. Please visit: www.adaconsultants.com.

Safe Harbor Statement:

Except for historical information contained herein, the statements in this news release are forward-looking statements that involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in the future periods to differ materially from forecasted results.

SOURCE PTS, Inc.

PTS, Inc.